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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


     LexaLite International Corporation, a Delaware corporation

     Agricultural Products, Inc., a California corporation

     KVP Falcon Plastic Belting, Inc., a California corporation

     Manchester Plastics Co., Inc., a California corporation

     Ny-Glass Plastics, Inc., a California corporation

     Falcon Belting, Inc., an Oklahoma corporation

     Calnetics Corporation, a California corporation

     Summa Industries, Inc., a Burmada corporation

     Fullerton Holdings, Inc., a California corporation